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                                                                    EXHIBIT 21.1



G.T. Interactive Entertainment (Europe) Limited
WizardWorks Group, Inc.
Humongous Entertainment, Inc.
Candel Inc.
FormGen, Inc.
Gold Medallion Software, Inc.
Mediatechnics Ltd.
1051236 Ontario, Inc.
FormGen Corp.
Renegade Interactive Entertainment Limited
Bramblewold Computers Limited
GT Interactive Software France S.A.
GT Interactive Entertainment Company Germany GmbH
Premier European Promotion Limited
One Stop Direct Limited
Software Sourcerers International Limited
Wizardworks (UK) Limited